EXHIBIT 10.63

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into on January        , 2001, between The E. W. Scripps Company, an Ohio corporation (the “Company”), and B. Jeff Craig (“Executive”), with an effective date of February 19, 2001 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the Company and Executive desire to enter into this Agreement to insure the Company of the services of Executive, to provide for compensation and other benefits to be paid and provided by the Company to Executive in connection therewith, and to set forth the rights and duties of the parties in connection therewith;

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereby agree as follows:

1.  Employment.

(a)  The Company hereby employs Executive as Vice President and Chief Technology Officer of the Company, and Executive hereby accepts such employment, on the terms and conditions set forth herein, effective as of the Effective Date.

(b)  During the term of this Agreement, Executive shall have the aforesaid title and shall devote his entire business time and all reasonable efforts to his employment and perform diligently such duties as are customarily performed by a Vice President and Chief Technology Officer of companies the size and structure of the Company, together with such other duties as may be reasonably required from time to time by the Board of Directors of the Company (the “Board”), which duties shall be consistent with his position as set forth above.

(c)  Executive shall not, without the prior written consent of the Company, directly or indirectly, during the term of this Agreement, other than in the performance of duties naturally inherent to the businesses of the Company and in furtherance thereof, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise; provided, however, that so long as it does not materially interfere with his full-time employment hereunder, Executive may attend to outside investments, serve as a director, trustee or officer of, or otherwise participate in, educational, welfare, social, religious and civic organizations, and serve as a director on the Board of Directors of each of Kobalt Interactive, Inc., BTI Video, Inc., and Aspen Capital Partners, LLC. Executive may also render services to any other business entity or organization as may be approved by the executive officer of the Company to whom Executive reports or as approved by the President or the Chief Executive Officer of the Company.

2.  Term and Positions.

(a)  The term of this Agreement shall begin on the Effective Date and shall continue for the current calendar year and for the succeeding two calendar years (the “Term”). The Company shall provide the Executive with at least sixty (60) days prior written notice in the event that the Company does not intend to renew this Agreement for an additional term or does not intend to continue to employ the Executive on an at-will basis upon the expiration of the Term. In the event that the Company does not provide Executive with such notice at least sixty (60) days prior to the expiration of the Term or the parties do not renew this Agreement for an additional term or enter into a new employment agreement upon the expiration of the Term, the parties agree that Executive shall continue to be employed by the Company on an at-will basis in accordance with the terms and conditions contained in Sections 1 and 3 of this Agreement; provided, however, that neither Executive nor Company may terminate such employment relationship without giving the other party at least thirty (30) days prior written notice of such termination.

(b)  Executive shall report to the Board of the Company and the Executive Vice President of the Company.

3.  Compensation.

(a)  Annual Salary.    For all services he may render to the Company during the term of this Agreement, the Company shall pay to Executive an annual salary of two hundred fifty thousand dollars ($250,000), payable in those installments customarily used in payment of salaries to the Company’s corporate level executives (but in no event less frequently than monthly). During the term of this Agreement, Executive’s annual salary shall be subject to the Company’s salary review policies and may be increased pursuant thereto in the Company’s discretion; provided, however, that Executive’s annual salary may not be decreased at any time during the Term.

(b)  Incentive Bonus.    For calendar year 2001, Executive shall be eligible for a target bonus equal to 30% of his annual salary under Paragraph 3(a) hereof based on his attainment of the performance objectives established for such year by the Company. For each of calendar years 2002 and 2003, Executive shall be entitled to participate in any bonus program in which other corporate level executives of the Company participate during such years in accordance with such performance objectives and target bonuses as are established by the Company.

(c)  Benefits.    Executive shall be entitled, subject to the terms and conditions of the appropriate plans, to all benefits provided to corporate level executives in accordance with the Company’s policies from time to time in effect.

(d)  Business Expenses.    Upon delivery of proper documentation therefor, Executive shall be reimbursed for all travel, hotel and other business expenses when incurred on Company business.

(e)  Vacation.    During the term of this Agreement, Executive shall be entitled to four (4) weeks of paid vacation per calendar year.

(f)  Luncheon Club.    During the term of this Agreement, the Company shall provide Executive with privileges at a luncheon club in Cincinnati, Ohio in accordance with the Company’s policies in effect from time to time. The initiation fee and periodic dues required by such Club shall be paid by the Company or the Company shall reimburse Executive therefor if such fee or dues are paid by the Executive.

4.  Stay Bonus.    On each of December 31, 2001, 2002 and 2003, the Company will pay a stay bonus to Executive equal to $115,000. Notwithstanding the foregoing, entitlement to such stay bonus shall cease upon the effective date of the termination of this Agreement for any reason.

5.  Relocation Assistance.    The Company will provide relocation assistance to Executive in accordance with its policies for corporate level executives to enable Executive and his family to move to the Cincinnati, Ohio area.

6.  Termination

(a)  The employment of Executive under this Agreement and the term of this Agreement:

(i)  shall be terminated automatically upon the death or permanent disability of Executive, or

(ii)  may be terminated for Cause at any time by the Company, with any such termination not being in limitation of any other right or remedy the Company may have under this Agreement or otherwise (for purposes of this Agreement, the term “Cause” meaning:

(A)  Executive’s conviction of a felony or commission of a fraudulent act or series of fraudulent acts, which in any case results in material injury to the business or reputation of the Company, or Executive’s willful failure to perform his duties under this Agreement, which failure has not been cured in all material respects within twenty (20) days after the Company gives notice thereof to Executive; or

(B)  Executive’s material breach of any provision of this Agreement, which breach has not been cured in all material respects within twenty (20) days after the Company gives notice thereof to Executive).

(iii)  may be terminated for Good Reason by the Executive by giving written notice to the Company, which such notice shall become effective on the date twenty (20) days after the date the Company receives such written notice, provided that the Company has failed to cure the Good Reason specified in the notice (for purposes of this Agreement, the term “Good Reason” meaning:

(A)  a material failure by the Company to perform its obligations under this Agreement;

(B)  a material change in the Executive’s title or a material reduction in duties or responsibilities which have not been agreed to by Executive;

(C)  a material reduction in the level of the executive (not the individual executive) to whom Executive reports;

(D)  relocation or reassignment of Executive, without Executive’s consent, to work in a Company location outside of the Cincinnati, Ohio metropolitan area; or

(E)  a Change in Control of the Company (as defined in the Company’s 1997 Long-Term Incentive Plan (the “Plan”))).

(iv)  shall terminate automatically at 11:59 p.m. on December 31, 2003. Except as provided in Section 2(a) concerning the continued employment of Executive as an at-will employee upon the expiration of the Term, upon any such termination, Executive shall be deemed automatically to have resigned from all offices held by Executive in the Company.

(b)  If Executive’s employment with the Company is terminated by the Company without Cause or if Executive terminates this Agreement for Good Reason, the Company shall pay to Executive within thirty (30) days of such termination a lump sum in cash equal to his then-current annual salary and all obligations of Executive to make payments to the Company pursuant to the terms of that certain Promissory Note, to be dated as of the Effective Date and in the form attached as Exhibit A hereto (the “Promissory Note”), by and between Executive, as maker, and the Company, as payee, shall be deemed forgiven by the Company, except as otherwise provided therein.

(c)  In the event of termination due to the death or permanent disability of Executive or termination of this Agreement by the Company for Cause, Executive shall be entitled to no further compensation or other payments or benefits under this Agreement, except as to that portion of any unpaid salary earned under paragraph 3(a), any prorated bonus earned under Paragraph 3(b) as determined by the Board, or any other benefits accrued and earned by him hereunder, in each case up to and including the effective date of such termination. In addition to the foregoing, in the event of termination due to the death or the permanent disability of Executive, all obligations of Executive to make payments to the Company pursuant to the terms of the Promissory Note shall be deemed forgiven by the Company, except as otherwise provided therein.

(d)  For purposes of this Agreement, Executive’s “permanent disability” shall be deemed to have occurred after one hundred fifty (150) days in the aggregate during any consecutive twelve (12) month period, or after ninety (90) consecutive days, during which one hundred fifty (150) or ninety (90) days, as the case may be, Executive, by reason of his physical or mental disability or illness, shall have been unable to discharge his duties under this Agreement. The date of permanent disability shall be such one hundred fiftieth (150th) or ninetieth (90th) day, as the case may be. If the Company or Executive, after receipt of notice of Executive’s permanent disability from the other, dispute that Executive’s permanent disability shall have occurred, Executive shall promptly submit to a physical examination by the chief of medicine of any major accredited hospital in the Cincinnati, Ohio, area selected by the Company and, unless such physician shall issue his written statement to the effect that in his or her opinion, based on his or her diagnosis, Executive is capable of resuming his employment and devoting his full time and energy to discharging his duties within thirty (30) days after the date of such statement, such permanent disability shall be deemed to have occurred.

(e)  The Company warrants that, if at the time Executive is terminated without Cause or Executive terminates this Agreement for Good Reason, the Company has a standard corporate severance practice in effect that would result in Executive receiving a greater sum than the sum provided for by the terms of this Agreement, Executive will receive such greater sum in lieu of such other sum.

7.  Certain Covenants

(a)  Executive acknowledges the Company’s reliance on and expectation of Executive’s continued commitment to performance of his duties and responsibilities during the term of this Agreement. In light of such reliance and expectation on the part of the Company, during the term of this Agreement and for nine (9) months (for one (1) year in the case of Sections 7(a) (ii) and (iii) below) after termination of this Agreement by Executive without Good Reason or termination of this Agreement by the Company for Cause, Executive shall not, directly or indirectly, do or suffer any of the following:

(i)  Own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity that is a newspaper publisher with a broadcast station group or a cable network group in home, garden, do-it-yourself, food and other categories as may be developed and implemented by the Company during the Term of this Agreement; provided, however, that the ownership of not more than one percent (1%) of any class of publicly traded securities of any entity shall not be deemed a violation of this covenant;

(ii)  Solicit the employment of, assist in soliciting the employment of, or otherwise solicit the association in business with any person or entity of, any employee or officer of the Company or any affiliate thereof; or

(iii)  Induce any person who is an employee, officer or agent of the Company or any affiliate thereof to terminate said relationship.

(b)  Executive expressly agrees and understands that the remedy at law for any breach by him of this Paragraph 7 may be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of Executive’s violation of any provision of this Paragraph 7, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach and may withhold any amounts owed to Executive pursuant to this Agreement. Nothing in this Paragraph 7 shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Paragraph 7 which may be pursued or availed by the Company.

(c)  In the event Executive shall violate any legally enforceable provision of this Paragraph 7 as to which there is a specific time period during which he is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then, in such event, such violation shall toll the running of such time period from the date of such violation until such violation shall cease.

(d)  Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Paragraph 7, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive’s sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to Executive.

(e)  All copyrightable material originated and developed by Executive pursuant to this Agreement (the “Works”) shall constitute “works made for hire” for the Company, as that phrase is defined in Sections 101 and 201 of the Copyright Act of 1976 (Title 17, United States Code), and the Company shall be considered the author and shall be the copyright owner of all such Works. Executive shall execute such documents and do such other acts as may be reasonably necessary to further evidence or effectuate the Company’s rights in and to the Works. If any of the Works do not qualify for treatment as a “work made for hire” or if Executive retains any interest in any components of the Works for any other reason, Executive hereby grants, assigns and transfers to the Company all worldwide right, title, and interest in and to the Works, including, but not limited to, all United States and international copyrights and all other intellectual property rights in the Works, and all subsidiary rights therein, free and clear of any and all claims for royalties or other compensation except as stated in this Agreement.

(f)  If (i) the Executive’s employment or this Agreement is terminated by the Company without Cause, (ii) this Agreement is terminated by Executive for Good Reason, or (iii) Executive works for the Company through and until the end of the Term and this Agreement expires in accordance with its terms, the Company agrees that the Executive will be relieved from the covenant not to compete as set forth in this Section 7(a)(i).

8.  Stock and Options.    The Company shall grant to Executive, effective as soon as practicable following the Effective Date but no later than March 31, 2001, an award of 1,500 restricted Class A Common Shares of the Company (the “Class A Shares”) and a non-qualified option for 10,000 Class A Shares. The Company shall also grant to Executive, effective no later than March 31, 2001, an additional non-qualified option for 3,000 Class A Shares. The restricted stock award will vest on December 31, 2003, if Executive is employed by the Company on such date. The options will vest in three equal installments on each of the first two anniversaries of their respective grant dates and on December 31, 2003, so long as Executive is an employee of the Company on each vesting date. Such award and options shall be issued pursuant to, and have such other terms and conditions as are customarily provided under, the Plan.

9.  Withholding Taxes.    All payments to Executive hereunder shall be subject to withholding on account of federal, state and local taxes as required by law.

10.  No Conflicting Agreements.    Executive represents and warrants that, as of the Effective Date, he will not be a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

11.  Severable Provisions.    The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

12.  Binding Agreement.    The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of Executive under this Agreement shall inure to the benefit of, and shall be binding upon, Executive and his heirs, personal representatives and successors and assigns.

13.  Arbitration.    Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association then pertaining in the City of Cincinnati, Ohio, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Paragraph 13 shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by Executive of any of his covenants contained in Paragraph 7 hereof. The parties shall share equally the fees and other expenses of the arbitrator(s).

14.  Notices.    Notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when sent by certified mail, postage prepaid, addressed to the intended recipient at the address set forth below, or at such other address as such intended recipient hereafter may have designated most recently to the other party hereto with specific reference to this Paragraph 14.

If to the Company:	The E. W. Scripps Company 28th Floor 312 Walnut Street Cincinnati, Ohio 45202 Attn: Gregory Ebel, Vice President/Human Resources

with a copy to:	William Appleton, Esq Baker & Hostetler LLP 312 Walnut Street, Suite 2650 Cincinnati, Ohio 45202

If to Executive:	B. Jeff Craig 28th Floor 312 Walnut Street Cincinnati, Ohio 45202

with a copy to:	Andrew M. Friedman, Esq. McDermott, Will & Emery 600 13th Street, N.W. Washington, D.C. 20005

15.  Waiver.    The failure of either party to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.

16.  Miscellaneous.    This Agreement supersedes all prior agreements and understandings between the parties and may not be modified or terminated orally. All obligations and liabilities of each party hereto in favor of the other party hereto relating to matters arising prior to the date hereof have been fully satisfied, paid and discharge. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

17.  Governing Law.    This Agreement shall be governed by and construed according to the laws of the State of Ohio.

18.  Captions and Paragraph Headings.    Captions and paragraph headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first set forth above.

THE E. W. SCRIPPS COMPANY

By:	/s/
Name:
Its:

B. Jeff Craig